MSB BANK

                          SPECIAL TERMINATION AGREEMENT



                  This AGREEMENT is made effective as of March 21, 1997 by and among MSB Bank (the "Bank"), a federally chartered savings institution, with its principal administrative office at 35 Matthews Street, Goshen, New York, MSB Bancorp, Inc. (the "Holding Company"), a corporation organized under the laws of the State of Delaware which is the holding company for the Bank, and Catherine Terwilliger (the "Executive").

                  WHEREAS, the Bank recognizes the substantial contribution Executive has made to the Bank and wishes to protect Executive's position therewith for the period provided in this Agreement; and

                  WHEREAS, Executive has been elected to and has agreed to serve in the position of Vice President - Finance and Controller for the Bank, a position of substantial responsibility.

                  NOW, THEREFORE, in consideration of the contribution and responsibilities of Executive, and upon the other terms and conditions hereinafter provided, the parties hereto agree as follows:

1.       TERM OF AGREEMENT.

         (a) The term of this Agreement shall be deemed to have commenced as of the date first above written and shall end on the later of March 20, 1999 or
(ii) the last day of any extensions of the term of this Agreement that are provided pursuant to Section 1(b) or Section 1(c).

         (b) Except as provided in Section 1(c), the term of this Agreement shall be automatically extended for one (1) additional day each day following March 21, 1997, unless either Executive or the Bank elects not to extend the term of this Agreement further by giving written notice to the other party, in which case the term of this Agreement shall be fixed and shall end on the later of the last day of the term of this Agreement or the third anniversary of the date such written notice is given.

         (c) In the event of a Change in Control as defined in Section 2(b) of this Agreement, Section 1(b) shall no longer be applicable, and, notwithstanding any notice given pursuant to such Section 1(b), the term of this Agreement shall be automatically extended to the third anniversary of the date on which such Change in Control occurs, and shall be further extended automatically for one
(1) additional day each day following such Change in Control, unless either Executive or the Bank elects not to extend the term of this Agreement further by giving written notice to the other party, in which case the term of this Agreement shall become fixed


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                                       -2-


and shall end on the later of the last day of the term of this Agreement or the third anniversary of the date such written notice is given.

         (d) Notwithstanding anything herein contained to the contrary: (i) Executive's employment with the Bank may be terminated during the term of this Agreement, subject to the terms and conditions of this Agreement; and (ii) nothing in this Agreement shall mandate or prohibit a continuation of Executive's employment following the expiration of the term of this Agreement upon such terms and conditions as the Bank and Executive may mutually agree upon.

         (e) Upon the termination of Executive's employment with the Bank, any daily extensions provided pursuant to Sections 1(b) or 1(c) shall cease (if such extensions have not previously ceased).

2.       PAYMENTS TO EXECUTIVE UPON CHANGE IN CONTROL.

         (a) Upon the occurrence of a Change in Control of the Bank or the Holding Company (as herein defined) followed at any time during the term of this Agreement by the voluntary (for any of the bases set forth below) or involuntary termination of Executive's employment, other than a Termination for Cause (as defined in Section 2(c) hereof) or a termination due to Executive's death or Disability (as defined in Section 4 hereof), the provisions of Section 3 shall apply. Upon the occurrence of a Change in Control, Executive shall have the right to elect to voluntarily terminate his employment at any time during the term of this Agreement following any (i) demotion, (ii) loss of title, office or significant authority, (iii) reduction in his annual compensation, (iv) relocation of his principal place of employment by more than 30 miles from its location immediately prior to the Change in Control, (v) material adverse change in Executive's working conditions as in effect immediately prior to the Change in Control (including, but not limited to, a change in office size or location, secretarial or support staff availability, or office equipment and furniture), or (vi) failure to continue to provide Executive with the vacation benefits and coverage under the pension plans, dental plans, life insurance plans, or health, accident or disability plans in which Executive was participating immediately prior to the Change in Control, or with benefits or coverage under a plan or plans providing benefits that are substantially the same as the benefits provided to the Executive immediately prior to the Change in Control.

         (b) Definition of a Change in Control. No benefit shall be payable under this Section 2 unless there shall have been a Change in Control of the Bank or Holding Company, as set forth below. For purposes of this Agreement, a "Change in Control" of the Bank or Holding Company shall mean an event of a nature that: (i) would be required to be reported in response to Item 1 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"); or (ii) results in a Change of Control of the Bank or Holding Company within the meaning of the Change in Bank


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                                       -3-


Control Act and the rules and regulations promulgated thereunder by the appropriate federal banking agency, as in effect on the date hereof; or (iii) results in a transaction requiring prior Federal Reserve Board ("FRB") approval under the Bank Holding Company Act of 1956 and the regulations promulgated thereunder by the FRB, as in effect on the date hereof; or (iv) results in a transaction requiring prior Office of Thrift Supervision ("OTS") approval under the Home Owners' Loan Act and the regulations promulgated thereunder by the OTS, as in effect on the date hereof. Without limiting the foregoing, a Change in Control shall be deemed to have occurred at such time as (A) any "person" (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Bank or the Holding Company representing 20% or more of the Bank's or the Holding Company's outstanding securities except for any securities of the Bank purchased by the Holding Company in connection with the conversion of the Bank to the stock form and any securities purchased by the Bank's Employee Stock Ownership Plan ("ESOP") and trust; or (B) individuals who constitute the Board of Directors of the Holding Company or the Board of Directors of the Bank on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Holding Company's stockholders was approved by the Nominating Committee serving under the Incumbent Board, shall be, for purposes of this clause (B), considered as though he were a member of the Incumbent Board; or (C) a plan of reorganization, merger, consolidation, or sale of all or substantially all the assets of the Bank or the Holding Company becomes effective, or a similar transaction occurs in which the Bank or Holding Company is not the resulting entity; or (D) a plan of reorganization, merger or consolidation of the Holding Company or Bank or similar transaction with one or more corporations, which will result in the outstanding shares of the class of securities then subject to such plan or transaction being exchanged for or converted into cash or property or securities not issued by the Bank or the Holding Company, is approved by the stockholders of the Holding Company in response to a proxy statement that was distributed, soliciting proxies from stockholders of the Holding Company, by someone other than the current management of the Holding Company; or (E) 20% or more of the voting securities of the Bank or Holding Company then outstanding are tendered and accepted by an offeror as of the closing of a tender offer for such securities.

         (c) Executive shall not have the right to receive termination benefits pursuant to Section 3 hereof upon a termination due to death or Disability (as defined in Section 4 hereof) or a Termination for Cause. The term "Termination for Cause" shall mean termination because of the Executive's personal dishonesty with respect to the Bank or the Holding Company, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any material provision of this Agreement. For purposes of this Section, no act, or failure to act on Executive's part shall be "willful" unless done or omitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interests of the Holding Company or the Bank. In determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the savings institutions industry. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a Notice of Termination which shall include a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the members of the Board of Directors of the Bank or the Holding Company at a meeting of such Board called and held for that purpose (after reasonable notice to Executive and an opportunity for him, together with counsel, to be heard before such Board), finding that in the good faith opinion of such Board, Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail. Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause. Any stock options or limited rights granted to Executive under any stock option plan, or any unvested awards granted to Executive under a Recognition and Retention Plan of the Bank, the Holding Company or any subsidiary or affiliate thereof, shall become null and void effective upon Executive's receipt of Notice of Termination for Cause and shall not be exercisable by Executive at any time subsequent to such Termination for Cause.

3.       TERMINATION BENEFITS.

         (a) Upon the occurrence of a Change in Control, followed at any time during the term of this Agreement by the voluntary or involuntary termination of the Executive's employment, other than for Termination for Cause, the Bank (or the Holding Company, pursuant to Section 5) shall pay the Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a sum equal to the following: (i) two (2) times the Executive's then current annual salary, plus the bonuses and any other cash compensation that would have been paid to Executive during the two (2) year period immediately following Executive's Date of Termination; (ii) the amount of any employer contributions that would have been made on Executive's behalf during the two (2) year period immediately following the Executive's Date of Termination under the Bank's 401(k) Savings Plan (and any other defined contribution plan maintained by the Holding Company or the Bank during such period); and (iii) the fair market value (determined as of Executive's Date of Termination) of any stock that would have been awarded or allocated to Executive during the two (2) year period immediately following the Executive's Date of Termination under the Bank's Employee Stock Ownership Plan or Recognition and Retention Plan (or any other stock-based employee benefit or compensation plan or arrangement maintained by the Holding Company or the Bank during such period). The amounts specified in subsections (ii) and (iii) of the preceding sentence shall be determined based on the terms of the applicable plan or plans as in effect at Executive's Date of Termination, assuming that Executive continued to receive a salary


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                                       -5-


at the level in effect upon his Date of Termination and earned the highest level of bonuses. At the election of the Executive such payment may be made in a lump sum or paid in equal monthly installments during the remaining term of this Agreement. In the event that no election is made, payment to the Executive will be made on a monthly basis during the remaining term of this Agreement.

         (b) Upon the occurrence of a Change in Control of the Bank or the Holding Company followed at any time during the term of this Agreement by the Executive's voluntary or involuntary termination of employment, other than Termination for Cause or termination due death or Disability, the Bank shall cause to be continued life, medical, dental and disability coverage substantially identical to the coverage maintained by the Bank or the Holding Company for the Executive and his family prior to his termination. Such coverage and payments shall cease upon the expiration of the remaining term of the Agreement.

         (c) As of the effective date of this Agreement, and annually as of the first business day of January or soon thereafter, Executive shall make the election referred to in Section 3(a) hereof with respect to whether the amounts that may become payable under said Section 3(a) following a Change of Control shall be paid in a lump sum or on a monthly basis. Such election shall be irrevocable for the year for which such election is made and shall continue in effect until the executive has made his next annual election. Following a Change in Control, no further annual elections shall be permitted and Executive's most recent election preceding such Change in Control shall remain in effect thereafter.

         (d) Notwithstanding the preceding paragraphs of this Section 3, in the event that:

                  (i) the aggregate payments or benefits to be made or afforded to the Executive under said paragraphs (the "Termination Benefits") would be deemed to include an "excess parachute payment" under Section 280G of the Internal Revenue Code of 1986 (the "Code") or any successor thereto, and

                  (ii) if such Termination Benefits were reduced to an amount (the "Non-Triggering Amount"), the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive's "base amount," as determined in accordance with said Section 280G, and the Non-Triggering Amount would be greater than the aggregate value of the Termination Benefits (without such reduction) minus the amount of tax required to be paid by the Executive thereon by Section 4999 of the Code, then the Termination Benefits shall be reduced to the Non-Triggering Amount. The allocation of the reduction required hereby among the Termination Benefits provided by the preceding paragraphs of this Section 3 shall be determined by the Executive.


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                                       -6-


4.       NOTICE OF TERMINATION.

         (a) Any purported termination by the Bank, the Holding Company or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

         (b) "Date of Termination" shall mean (A) if Executive's employment is terminated for Disability, thirty (30) days after a Notice of Termination is given (provided that Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), and (B) if his employment is terminated for any other reason, the date specified in the Notice of Termination which, in the instance of Termination for Cause, shall be immediate.

         (c) For purposes of this Agreement, "Disability" shall have the meaning set forth in the group long-term disability plan or policy maintained by the Bank for employees as of the effective date of this Agreement, or if no such plan or policy is maintained on such date, "Disability" shall mean a condition of total incapacity, mental or physical, for further performance of duty with the Bank, which incapacity is likely to be permanent, as shall have been determined by a doctor selected by the Bank and acceptable to the Executive or his legal representatives.

5.       SOURCE OF PAYMENTS.

                  It is intended by the parties hereto that all payments provided in this Agreement shall be paid in cash or check from the general funds of the Bank. The Holding Company, however, guarantees payment and provision of all amounts and benefits due hereunder to the Executive and, if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Holding Company.

6.       EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFIT PLANS.

                  This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreement between the Bank, the Holding Company and the Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that the Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.


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                                       -7-


                  Nothing in this Agreement shall confer upon the Executive the right to continue in the employ of Bank or shall impose on the Bank any obligation to employ or retain the Executive in its employ for any period.

7.       NO ATTACHMENT.

         (a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

         (b) This Agreement shall be binding upon, and inure to the benefit of, the Executive, the Bank, the Holding Company and their respective successors and assigns.

8.       MODIFICATION AND WAIVER.

         (a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

         (b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

9.       REQUIRED REGULATORY PROVISIONS.

         (a) The Board of Directors of the Bank may terminate the Executive's employment at any time, but any termination by such Board, other than Termination for Cause, or termination due to death or Disability shall not prejudice the Executive's right to compensation or other benefits under this Agreement. The Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause as defined in Section 2 hereinabove.

         (b) Notwithstanding anything herein contained to the contrary, any payments to the Executive by the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act ("FDI Act"), 12 U.S.C. ss.1828(k), and any regulations promulgated thereunder.


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                                       -8-


         (c) Notwithstanding anything herein contained to the contrary, if the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the affairs of the Bank pursuant to a notice served under Section 8(e)(3) or 8(g)(1) of the FDI Act, 12 U.S.C. ss.1818(e)(3) or 1818(g)(1), the Bank's obligations under this Agreement shall be suspended as of the date of service of such notice, unless stayed by appropriate proceedings. If the charges in such notice are dismissed, the Bank, in its discretion, may
(i) pay to the Executive all or part of the compensation withheld while the Bank's obligations hereunder were suspended and (ii) reinstate, in whole or in part, any of the obligations which were suspended.

         (d) Notwithstanding anything herein contained to the contrary, if the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the FDI Act, 12 U.S.C. ss.1818(e)(4) or (g)(1), all prospective obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights and obligations of the Bank and the Executive shall not be affected.

         (e) Notwithstanding anything herein contained to the contrary, if the Bank is in default (within the meaning of Section 3(x)(1) of the FDI Act, 12 U.S.C. ss.1813(x)(1), all prospective obligations of the Bank under this Agreement shall terminate as of the date of default, but vested rights and obligations of the Bank and the Executive shall not be affected.

         (f) Notwithstanding anything herein contained to the contrary, all prospective obligations of the Bank hereunder shall be terminated, except to the extent that a continuation of this Agreement is necessary for the continued operation of the Bank: (i) by the Director of the Office of Thrift Supervision ("OTS") or his designee or the Federal Deposit Insurance Corporation ("FDIC"), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDI Act, 12 U.S.C. ss.1823(c); (ii) by the Director of the OTS or his designee at the time such Director or designee approves a supervisory merger to resolve problems related to the operation of the Bank or when the Bank is determined by such Director to be in an unsafe or unsound condition. The vested rights and obligations of the parties shall not be affected.

10.      SEVERABILITY.

                  If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.


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                                       -9-


11.      HEADINGS FOR REFERENCE ONLY.

                  The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

12.      GOVERNING LAW.

                  The validity, interpretation, performance, and enforcement of this Agreement shall be governed by New York law.

13.      CONFLICTS WITH LAWS AND REGULATIONS.

                  Any provisions of this Agreement which conflict with any federal law or regulation which is in existence on the date of execution hereof shall be invalid and of no force or effect.

14.      ARBITRATION.

                  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that the Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

                  In the event any dispute or controversy arising under or in connection with Executive's termination is resolved in favor of the Executive, whether by judgment, arbitration or settlement, Executive shall be entitled to the payment of all back-pay, including salary, bonuses and any other cash compensation, fringe benefits and any compensation and benefits due Executive under this Agreement.

15.      PAYMENT OF COSTS AND LEGAL FEES.

                  All reasonable costs and legal fees paid or incurred by the Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank (which payments are guaranteed by the Holding Company pursuant to Section 5 hereof) if Executive is successful on the merits pursuant to a legal judgment, arbitration or settlement.


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                                      -10-


16.      INDEMNIFICATION.

                  The Bank shall provide Executive (including his legal representatives, successors and assigns) with coverage under a standard directors' and officers' liability insurance policy at its expense, or in lieu thereof, shall indemnify Executive (including his legal representatives, successors and assigns) for reasonable costs and expenses incurred by Executive in defending or settling any judicial or administrative proceeding, or threatened proceeding, whether civil, criminal or otherwise, including any appeal or other proceeding for review.

                  Indemnification by the Bank shall be made only upon (i) the final judgment on the merits in the favor of the Executive, or (ii) in case of settlement, in case of final judgment against Executive or in the case of final judgment in favor of Executive other than on the merits, if a majority of the disinterested directors of the Bank determine Executive was acting in good faith within the scope of Executive's employment or authority.

                  Any such indemnification of Executive for such expenses and liabilities are to include, but not be limited to, judgments, court costs and attorneys' fees and the cost of reasonable settlements, such settlements to be approved by the Board of Directors of the Bank, if such action is brought against Executive in his capacity as an officer or trustee of the Bank, provided however, such indemnity shall not extend to matters as to which Executive is finally adjudged to be liable for willful misconduct in the performance of his duties.

17.      SUCCESSOR TO THE BANK.

                  The Bank or the Holding Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank or the Holding Company, expressly and unconditionally to assume and agree to perform the Bank's and Holding Company's obligations under this Agreement, in the same manner and to the same extent that the Bank and Holding Company would be required to perform if no such succession or assignment had taken place.

18.      SIGNATURES.

                  IN WITNESS WHEREOF, MSB Bank and MSB Bancorp, Inc. have caused this Agreement to be executed and their respective seals to be affixed hereunto by their duly authorized officers and Executive has signed this Agreement, on the 26th day of March, 1997.


ATTEST:                                MSB Bank



/s/ Karen Deluca                By:    /s/ William C. Myers
---------------------------            ---------------------------
    Secretary                              William C. Myers
    Karen DeLuca                           President and Chief Executive Officer


[NOTARY SEAL]






ATTEST:                                MSB Bancorp, Inc.



/s/ Karen Deluca                By:    /s/ William C. Myers
---------------------------            ---------------------------
    Secretary                              William C. Myers
    Karen DeLuca                           President and Chief Executive Officer



[NOTARY SEAL]



WITNESS:



/s/ Richard J. Talbut                  /s/ Catherine Terwilliger
---------------------------            ---------------------------
                                           Catherine Terwilliger

STATE OF NEW YORK    )
                     : ss.:
COUNTY OF ORANGE     )

                  On this 26th day of March, 1997, before me personally came William C. Myers, to me known, who, being by me duly sworn, did depose and say that he resides at 115 Vincent Drive Middletown, New York, that he is President and Chief Executive Officer of MSB BANK, the savings institution described in and which executed the foregoing instrument; that he knows the seal of said savings institution; that the seal affixed to said instrument is such saving institution's seal; that it was so affixed by order of the Board of Directors of said savings institution; and that he signed his name thereto by like order.


                                             /s/ Karen Deluca
                                             ------------------------------
                                                    Notary Public

STATE OF NEW YORK    )
                     : ss.:
COUNTY OF ORANGE     )

                  On this 26th day of March, 1997, before me personally came William C. Myers, to me known, who, being by me duly sworn, did depose and say that he resides at 115 Vincent Drive Middletown, New York, that he is President and Chief Executive Officer of MSB BANCORP, INC., the bank holding company described in and which executed the foregoing instrument; that he knows the seal of said bank holding company; that the seal affixed to said instrument is such bank holding company's seal; that it was so affixed by order of the Board of Directors of said bank holding company; and that he signed his name thereto by like order.


                                             /s/ Karen Deluca
                                             ------------------------------
                                                    Notary Public

STATE OF NEW YORK    )
                     : ss.:
COUNTY OF ORANGE     )

                  On this 26th day of March, 1997, before me personally came Catherine Terwilliger, to me known, and known to me to be the individual described in the foregoing instrument, who, being by me duly sworn, did depose and say that she resides at Box 129, Wallkill, New York, and that she signed her name to the foregoing instrument.


                                             /s/ Karen Deluca
                                             ------------------------------
                                                    Notary Public